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CONSENT OF INDEPENDENT AUDITORS


We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement No. 333-91725 of Active Assets Institutional Money Trust, on Form N-1A of our reports dated August 7, 2003 of Active Assets Institutional Money Trust and Active Assets Institutional Government Securities Trust, incorporated by reference in the Prospectus and appearing in the Statement of Additional Information of Active Assets Institutional Money Trust and Active Assets Institutional Government Securities Trust, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Auditors" and "Experts" in the Statement of Additional Information, both of which are part of such Registration Statement.

Deloitte & Touche LLP
New York, New York
August 28, 2003